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                                                                      Exhibit 10


                                February 2, 1999

Fingerhut Companies, Inc.
4400 Baker Road
Minnetonka, MN 55343

Attention:  Mr. Michael Sherman

          Re:  ENGAGEMENT LETTER

Mr. Sherman:

     This is to confirm our agreement (the "Agreement"), pursuant to which Fingerhut Companies, Inc. (the "Company") has agreed to engage Wit Capital Corporation ("Wit"), a New York corporation, an NASD registered broker-dealer, and an affiliate of Robert H. Lessin, to act as a financial advisor to assist the Company in connection with the proposed merger, exchange of capital stock, asset acquisition or other similar business combination relating to the Company and Federated Department Stores (the "Transaction").

     The Company agrees that in the event of completion of the Transaction within 12 months after the date hereof, Wit shall be entitled to a cash fee (the "Fee") equal to $500,000, payable at the closing of such Transaction.

     Wit's engagement for the Company under this Agreement shall expire upon payment of the Fee. Since Wit shall be acting on behalf of the Company, the Company agrees to indemnify Wit in accordance with the provisions of Annex A hereto, which is incorporated by reference and made a part hereof. Wit shall make no agreement or commitment for the Company with respect to the proposed Transaction without the prior authorization of the Company, and nothing shall constitute an obligation of the Company to Wit to accept the proposal relating to the proposed Transaction or to complete the proposed Transaction. Wit agrees to keep confidential the proposed Transaction and all material non-public information concerning the Company which it receives in connection with its engagement hereunder.

     This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between us concerning such subject matter, and may be modified only by a written instrument duly executed by each party. This Agreement shall be binding upon and inure to the benefit of the Company and Wit and their respective successors and assigns. This Agreement shall be interpreted in accordance with the laws of the State of New York, without giving effect to such state's conflict of laws doctrine. The provisions of Annex A hereto shall survive any termination of this Agreement.


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Fingerhut Companies, Inc.
February 2, 1999
Page 2


     If the foregoing terms correctly set forth our agreement, please confirm this by signing and returning to us the duplicate copy of this Agreement. We look forward to working with you in connection with the proposed Transaction.



                                        Sincerely,


                                        WIT CAPITAL CORPORATION

                                        By:
                                             Name:    Robert H. Lessin
                                             Title:   Chairman

Agreed to and Accepted
this __ day of ______________, 1999

FINGERHUT COMPANIES, INC.


By:
         Name:    Michael Sherman
         Title:




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Fingerhut Companies, Inc.
February 2, 1999
Page 3


                                     ANNEX A

                                 INDEMNIFICATION


     Recognizing that transactions of the type contemplated in this engagement sometimes result in litigation and that Wit Capital Corporation ("Wit") role is advisory, the Company agrees to indemnify and hold harmless Wit, its affiliates and their respective officers, directors, employees, agents and controlling persons (collectively, the "Indemnified Parties"), from and against any losses, claims, damages and liabilities, joint or several, related to or arising in any manner out of any transaction, proposal or any other matter (collectively, the "Matters") contemplated by the engagement of Wit hereunder, and will promptly reimburse the Indemnified Parties for all expenses (including reasonable fees and expenses of legal counsel), as and when incurred, in connection with the investigation of, preparation for or defense of any pending or threatened claim related to or arising in any manner out of any Matter contemplated by the engagement of Wit hereunder, or any action or proceeding arising therefrom (collectively, "Proceedings"), whether or not such Indemnified Party is a formal party to any such Proceedings. Notwithstanding the foregoing, the Company shall not be liable to the extent of any losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted from the gross negligence or willful misconduct of an Indemnified Party. The Company further agrees that it will not, without the prior written consent of Wit, settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not Wit or any Indemnified Party is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional release of Wit and each other Indemnified Party hereunder from all liability arising out of such Proceeding.

     The Company agrees that if any indemnification or reimbursement sought pursuant to this letter were for any reason (other than the application of the second sentence of the preceding paragraph) not to be available to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by this letter, then the Company shall contribute to the amount paid or payable by such Indemnified Party in respect of losses, claims, damages and liabilities in such proportion as is appropriate to reflect the relative benefits to the Company and its stockholders on the one hand, and Wit on the other, in connection with the Matters to which such indemnification or reimbursement relates or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any other equitable considerations. It is hereby agreed that the relative benefits to the Company and/or its stockholders and to Wit with respect to Wit's engagement shall be deemed to be in the same proportion as (i) the total value paid or received or to be paid or received by the Company and/or its stockholders pursuant to the Matters (whether or not consummated) for which Wit is engaged to render financial advisory


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Fingerhut Companies, Inc.
February 2, 1999
Page 4

services bears to (ii) the fees paid to Wit in connection with such engagement. In no event shall the Indemnified Parties contribute an amount in excess of the aggregate amount of fees actually received by Wit pursuant to such engagement (excluding amounts received by Wit as reimbursement of the expenses).

     The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with Wit's engagement hereunder to the extent of losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted from the gross negligence or willful misconduct of such Indemnified Party. The indemnity, reimbursement and contribution obligations of the Company shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party.

     The indemnity, reimbursement and contribution provisions set forth herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any Matter referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any termination or the completion or expiration of this letter of Wit's engagement and (iv) whether or not Wit shall, or shall not be called upon to, render any formal or informal advice in the course of such engagement.